EXHIBIT 99.1

11755 Wilshire Blvd., 20th Floor
Los Angeles, CA 90025

News Release

ABRAXIS BIOSCIENCE REPORTS 83% REVENUE GROWTH

TO A RECORD $334 MILLION FOR 2007

Highlights

•	ABRAXANE Revenue for Q4 2007 Increased 58% to $88.8 Million Versus $56.1 Million in Q4 2006
•	ABRAXANE Continues to be Fastest Growing Taxane and Achieves All Time High of 37% Market Share in Feb 2008
•	Company to Initiate Five Phase III Trials for ABRAXANE in 2008

LOS ANGELES, Calif. — March 31, 2008 — Abraxis BioScience, Inc. (NASDAQ: ABII), a fully integrated biotechnology company, today reported financial results for the fourth quarter and full year ended December 31, 2007.

Full-year 2007 net revenue increased 83.1 percent to $333.7 million, compared with $182.3 million in 2006. Revenue from sales of ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) grew 85.6 percent to $324.7 million in 2007 versus $174.9 million in 2006. ABRAXANE revenue included deferred recognized revenue of $36.4 million in 2007 and $18.2 million in 2006 as part of the June 2006 co-promotion agreement with AstraZeneca.

ABRAXANE continues to be the fastest growing taxane on the market. According to recent IntrinsiQ patient level data, ABRAXANE is the taxane leader in total metastatic breast cancer settings with an all time high market share of 37 percent. ABRAXANE gained nearly 11 percent market share from March 2007 to February 2008 in the 2nd line treatment of metastatic breast cancer, and continues to strengthen its leadership position in 3rd+ line treatment of MBC, increasing from 53 percent to 57 percent market share during that period.

“The increasing revenue and expanding global presence of ABRAXANE, combined with our registration studies for ABRAXANE both underway and planned, provide multiple opportunities for the continuing growth of Abraxis,” said Patrick Soon-Shiong, M.D., Chairman and Chief Executive Officer of Abraxis BioScience. “Abraxis is strengthening its market presence as a fully integrated biotechnology company with a solid nanotechnology platform.”

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

Gross profit increased to $299.2 million in 2007, or 89.7 percent of net revenue, compared with $161.1 million, or 88.4 percent of net revenue, in 2006. Research and development expense totaled $88.7 million in 2007, compared with $63.1 million in 2006, with the increase primarily due to an upfront license payment, stock based compensation, and costs associated with Abraxis’ manufacturing facility in Phoenix, Arizona. Selling, general and administrative expenses were $230.0 million in 2007, versus $119.5 million in the prior year. This increase was primarily due to increases in sales commissions related to higher ABRAXANE revenues and shared marketing costs associated with the co-promotion agreement, legal expenses, and costs associated with the worldwide commercialization of ABRAXANE.

The following table shows adjusted net income and adjusted net income per share for 2007 and 2006, which exclude intangible amortization and other costs related to the April 2006 merger between American Pharmaceutical Partners, Inc. and American BioScience, Inc., non-cash stock compensation expense and pre-launch costs associated with the company’s Phoenix manufacturing facility. Adjusted net income in 2006 excludes in process research and development.

	2007	2006
Adjusted net income (millions)	$10.0	$2.0
Adjusted net income per share	$0.25	$0.05

(Reconciliation tables appear below.)

On a GAAP basis, the company reported a net loss of $41.6 million in 2007, or a net loss of $1.04 per share, versus a net loss of $124.6 million in 2006, or a net loss of $3.11 per share.

2007 Fourth Quarter Results

Net revenue in the fourth quarter of 2007 increased 58.2 percent to $90.8 million, compared with $57.4 million in the same period in 2006. ABRAXANE revenue for the fourth quarter of 2007 increased 58.1 percent to $88.8 million, versus $56.1 million in the same period in 2006. ABRAXANE revenue included deferred recognized revenue of $9.1 million in each of the fourth quarters of 2007 and 2006 as part of the co-promotion agreement. Gross profit for the fourth quarter of 2007 was $82.5 million, or 90.9 percent of net revenue, compared with $53.2 million,

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

or 92.7 percent of net revenue, in the 2006 fourth quarter. Research and development expenses for the fourth quarter of 2007 totaled $27.3 million, compared with $12.7 million in the prior-year period, with the increase primarily reflecting costs associated with the manufacturing facility in Phoenix, Arizona and stock-based compensation. Selling, general and administrative expenses for the fourth quarter of 2007 were $52.1 million, compared with $35.7 million in the prior-year period. This increase was primarily due to increases in sales commissions related to higher ABRAXANE revenues and shared marketing costs associated with the co-promotion agreement, and stock-based compensation.

The following table shows adjusted net income and adjusted net income per share for the fourth quarters of 2007 and 2006, which exclude intangible amortization and other costs related to the April 2006 merger, non-cash stock compensation expense and pre-launch costs associated with the company’s Phoenix manufacturing facility.

	Q4 2007	Q4 2006
Adjusted net income (millions)	$11.4	$7.5
Adjusted net income per share	$0.29	$0.19

(Reconciliation tables appear below.)

On a GAAP basis, the company reported a net loss of $5.2 million for the fourth quarter of 2007, or a net loss of $0.13 per share, versus a net loss of $5.0 million, or a net loss of $0.12 per share, for the fourth quarter of 2006.

ABRAXANE Clinical Trial Update

In addition to commercializing ABRAXANE globally, Abraxis has an extensive clinical development plan underway. To advance the clinical knowledge of ABRAXANE and its commercial potential, as of the end of 2007, approximately 30 company-sponsored clinical studies and approximately 90 investigator-initiated studies were planned or underway, of which more than 25 have active patient enrollment.

Phase III Clinical Trials

The company expects to have five Phase III trials active or initiated in 2008. These trials are designed to expand the number of oncology indications in which ABRAXANE may be used. The Phase III trials are focused in the areas of non-small cell lung cancer (NSCLC), melanoma, first-line metastatic breast cancer (MBC) and pancreatic cancer. These are all expected to be superiority trials utilizing weekly dosing schedules of ABRAXANE.

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

NSCLC: Special Protocol Assessments (SPAs) for the design of Phase III trials in first-line NSCLC, melanoma and first-line metastatic breast cancer were submitted to the FDA in 2007. In October 2007, the company reached a definitive agreement with the FDA under the SPA process regarding the design of the Phase III NSCLC trial. Patient enrollment in the Phase III NSCLC trial commenced in the fourth quarter of 2007.

Melanoma: The company and the FDA have agreed upon the design and endpoints for the Phase III melanoma trial, which is expected to begin in the second half of 2008.

MBC: Based on the compelling results of a randomized head-to-head Phase II clinical trial comparing ABRAXANE and Taxotere® in the first-line treatment of metastatic breast cancer (MBC), the company plans to initiate a multi-center Phase III registration trial comparing ABRAXANE to Taxotere® for the first-line treatment of MBC. The company has reached agreement with the FDA with regard to endpoints (progression free survival) for the Phase III trial in first-line MBC. The Phase III trial in first-line MBC is expected to begin during the second half of 2008.

Pancreatic Cancer: Based on encouraging Phase I/II clinical trial data of ABRAXANE in the treatment of first-line metastatic pancreatic cancer, the company plans to initiate two randomized Phase III trials of ABRAXANE for use in both first- and second-line pancreatic cancer. Presentation of the Phase I data on use of ABRAXANE in treatment of pancreatic cancer has been accepted by the American Society of Clinical Oncology (ASCO) at the ASCO conference in May 2008. The company plans to initiate the Phase III trials in pancreatic cancer by the end of 2008.

Nab™ Pipeline

Abraxis intends to leverage its nab™ tumor targeting technology and internal clinical development and regulatory expertise to develop numerous drug candidates for the treatment of cancer and other critical illnesses. The drug candidates which have achieved Phase I or IND status include ABI-008 (nab™-docetaxel), ABI-009 (nab™-rapamycin), ABI-010 (nab™-17AAG) and Coroxane™.

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

ABI-008 (nab™-docetaxel): ABI-008 is a solvent-free nanometer-sized form of docetaxel, a widely used taxane marketed as Taxotere®. An investigational new drug application, or IND, was filed for ABI-008 in the fourth quarter of 2006. In the second quarter of 2007, the company initiated a Phase I/II trial with ABI-008, the second drug based on its nab™ technology to enter clinical development. The Phase I/II trial will evaluate the safety, tolerability and anti-tumor activity of nab™-docetaxel given every three weeks for the treatment of hormone refractory prostate cancer. The company anticipates that pivotal trials for MBC, NSCLC and prostate cancer will be initiated in 2009.

ABI-009 (nab™-rapamycin): ABI-009 is an albumin-bound nanoparticle of rapamycin able to be administered intravenously. An IND for ABI-009 was filed in December 2006. Clinical studies began in the fourth quarter of 2007.

ABI-010 (nab™-17AAG): ABI-010 is a solvent-free albumin-bound form of 17AAG. The company has submitted an IND for nab™-17AAG in the first quarter of 2008.

Coroxane™: Coroxane™ is currently in Phase II clinical studies for coronary restenosis as well as peripheral artery (superficial femoral artery) restenosis. Administered with bare metal stents, Coroxane™ may address the issue of incomplete re-endothelialization and acute thrombosis associated with drug-eluting stents. Coroxane™ administered following balloon angioplasty in the superficial femoral artery may help reduce the incidence of restenosis in these patients. The company currently intends to seek a strategic partner for the further development and marketing of Coraxane™.

Global Approval Status of ABRAXANE®

ABRAXANE is currently approved for marketing in the United States, Canada, India and the European Union. In January 2008, Abraxis received approval from the EU Commission to market ABRAXANE for metastatic breast cancer based on clinical trial data that demonstrated ABRAXANE had significant superiority in the clinical endpoints of response rate, progression free survival and survival when compared with Taxol® in metastatic breast cancer in the second-line setting. ABRAXANE is now approved for commercialization in a total 33 countries.

The company recently announced that its partner, Taiho Pharmaceutical Co., Ltd., has filed a Japanese New Drug Application with the Ministry of Health, Labour and Welfare in Japan to market ABRAXANE for the treatment of breast cancer. The submission in Japan includes four clinical studies that were part of the original New Drug Application in the United States.

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

ABRAXANE also is under active review in Australia, Russia, Korea and China by their respective regulatory agencies. The company anticipates approval in Korea and China in the second quarter of 2008, and in Russia and Australia in late 2008.

Upcoming Scientific Congresses

Clinical data from various studies of ABRAXANE and additional pipeline compounds will be reported at three upcoming international congresses: American Academy of Clinical Research (AACR) in April 2008 where 11 submissions have been accepted; European Breast Cancer Conference (EBCC) in April 2008 where 13 submissions have been accepted; and American Society of Clinical Oncology (ASCO) in May 2008 where 23 submissions have been accepted. The studies to be presented include the use of ABRAXANE as mono-therapy and in combination therapy in breast cancer and other tumor types, including melanoma, pancreatic, prostate and ovarian.

Global Development Team

In February 2008, Abraxis announced the establishment of a global leadership team with newly created positions that strengthen the company’s international senior leadership and build a worldwide commercialization platform for growth. Jean-Francois Gimonet, M.D., joined the company as Vice President, European Operations; Carlo Montagner was named President, Oncology Pan Asia; Rick Click was appointed as Global IT/Chief Information Officer; Lisa Guttman joined as Vice President of Global Clinical Operations; and several additional members of the company’s senior team now have global responsibilities in their respective areas of expertise.

2007 Key Transactions

•

In April, Abraxis formed a joint venture with Cenomed, Inc. to create Cenomed BioSciences, LLC. This venture is designed to further the research and development of novel drugs that interact with the central nervous system focused on psychiatric and neurological diseases.

•

In May, Abraxis entered into an agreement with the University of Southern California (USC) that provides the company with the exclusive worldwide development and commercialization rights for an intellectual property portfolio of diagnostic protein biomarkers for therapy response, therapy toxicity and disease recurrence in colorectal cancers (CRCs).

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

•

In July, Abraxis entered into a research collaboration agreement with the California NanoSystems Institute, or CNSI, at UCLA under which the parties agreed to collaborate on early research in nanobiotechnology for the advancement of new technologies in medicine. This partnership provides Abraxis and CNSI researchers the opportunity to jointly pursue innovative approaches to the diagnosis and treatment of life-threatening diseases, leveraging the complementary resources and expertise of both organizations.

•

In July, Abraxis entered into an agreement with the Buck Institute for Age Research whereby the company exclusively licensed worldwide intellectual property rights for technologies designed to generate novel therapeutics and identify drug discovery targets.

•

In July, Abraxis acquired Watson Pharmaceuticals, Inc.’s sterile injectable manufacturing facility in Phoenix, Arizona. This fully-equipped facility, comprising approximately 200,000 square feet, includes manufacturing as well as chemistry and microbiology laboratories and has the ability to manufacture lyophilized powders, suspension products, and aqueous and oil solutions.

•

In July, Abraxis entered into an agreement with Biocon Limited under which it licensed the right to develop and commercialize a biosimilar version of G-CSF (granulocyte-colony stimulating factor) in North America and the European Union. Abraxis has also granted Biocon the right to market and sell ABRAXANE in India, Pakistan, Bangladesh, Sri Lanka, United Arab Emirates, Saudi Arabia, Kuwait and certain other South Asian and Persian Gulf countries. Commercial introduction in the Indian market is expected in 2008 following completion of appropriate importation certifications.

•

In November, Abraxis granted an exclusive license to Green Cross Corporation for the commercialization of ABRAXANE in Korea. In addition, Green Cross granted an exclusive license to Abraxis for the commercialization of the following biosimilars in the U.S. and Canada: erythropoetin, pegylated G-CSF (granulocyte-colony stimulating factor), Interferon-Alpha, recombinant Factor VIII, and Enbrel® (etanercept).

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

Note

The company completed its separation from APP Pharmaceuticals, Inc. in November 2007. The accompanying consolidated and combined financial statements reflect the consolidated operations of Abraxis BioScience, Inc. and its subsidiaries as an independent, publicly-traded company as of and subsequent to November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of Old Abraxis for periods prior to November 13, 2007. The consolidated and combined financial statements for periods prior to and including November 13, 2007 may not be indicative of future performance and do not necessarily reflect what the consolidated and combined results of operations, financial position, and cash flows would have been had Abraxis BioScience operated as an independent, publicly-traded company during the periods presented, including changes in capitalization as a result of the separation and related transactions. To the extent that an asset, liability, revenue or expense is directly associated with the company, it is reflected in the accompanying consolidated and combined financial statements. Certain general corporate overhead and other expenses for periods prior to the separation have been allocated to the company. Management believes such allocations were reasonable however, they may not be indicative of actual results had Abraxis BioScience been operating as an independent, publicly traded company for the periods presented.

Conference Call Information

On Tuesday, April 1, 2008, the company will host a conference call with interested parties beginning at 8:30 a.m. PDT/11:30 a.m. EDT to review its results of operations for the fourth quarter and full year of 2007. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.thomsonone.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately six months beginning shortly after the conclusion of the call.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted net income and adjusted net income per share, provide useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures presented by the company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for the three and twelve months ending December 31, 2007 and December 31, 2006 is included with this news release.

About ABRAXANE®

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

About Abraxis BioScience

Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company’s portfolio includes the world’s first and only protein-bound nanoparticle chemotherapeutic compound (ABRAXANE), which is based on the company’s proprietary tumor targeting technology known as the nab™ platform. The first FDA approved product to use this nab™ platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Global Market under the symbol ABBI. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the clinical development plan, and the timing and scope of clinical studies and trials, for ABRAXANE and the approval and launch of ABRAXANE in Europe. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the fact that results from pre-clinical studies may not be predictive of results to be obtained in other pre-clinical studies or future clinical trials; delays in commencement and completion of clinical studies or trials, including slower than anticipated patient enrollment and adverse events occurring during the clinical trials; decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates; unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE or product candidates; the need for additional data or clinical studies for ABRAXANE or product candidates; regulatory developments (domestic or foreign) involving the company’s manufacturing facilities; the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE; research and development associated with the nab technology platform; the impact of pharmaceutical industry regulation; the impact of competitive products and pricing; the availability and pricing of ingredients used in the manufacture of pharmaceutical products; the ability to successfully manufacture products in a time-sensitive and cost effective manner; the acceptance and demand of new pharmaceutical products; and the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Form 10 registration statement and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Taxol® is a registered trademark of Bristol Myers-Squibb Company

Taxotere® is a registered trademark of Sanofi-Aventis

Enbrel® is a registered trademark of Amgen, Inc.

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

Contacts:

Investors and Media Inquiries:

Daniel Saks	Pondel Wilkinson Inc.
Vice President,	Rob Whetstone
Investor Relations and Corporate Communications	310.279.5963

310.405.7417

[Financial Tables Follow]

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

Abraxis BioScience, Inc.

Consolidated and Combined Statements of Operation(1)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Abraxane revenue	$88,771	$56,143	$324,692	$174,906
Other revenue	2,014	1,228	8,994	7,381

Net revenue	90,785	57,371	333,686	182,287
Cost of sales	8,274	4,198	34,450	21,183

Gross profit	82,511	53,173	299,236	161,104
Percent to net revenue	90.9%	92.7%	89.7%	88.4%

Operating expenses
Research and development	27,348	12,661	88,717	63,073
Selling, general and administrative	52,096	35,704	230,031	119,462
Amortization of merger related intangibles	9,657	9,652	38,615	27,349
Merger-related in-process research and development charge	—	—	—	83,447
Other merger related costs	—	3,765	—	16,722
Equity in net income of Drug Source Co., LLC	(830)	(548)	(3,771)	(2,776)

Total operating expenses	88,271	61,234	353,592	307,277

Percent to net revenue	97.2%	106.7%	106.0%	168.6%
Loss from operations	(5,760)	(8,061)	(54,356)	(146,173)
Interest income and other	4,432	(29)	4,990	399
Interest expense	(84)	(14)	(190)	(4,741)

Loss before income taxes	(1,412)	(8,104)	(49,556)	(150,515)
Provision (benefit) for income taxes	3,778	(3,143)	(7,952)	(25,964)

Net loss	$(5,190)	$(4,961)	$(41,604)	$124,551)

Basic and diluted loss per share:	$(0.13)	$(0.12)	$(1.04)	$(3.11)

Weighted-average basic and diluted common shares outstanding:(2)	39,991	39,990	39,991	39,990

The composition of stock-based compensation included above is as follows:
Cost of sales	$(10)	$93	$1,068	$1,705
Research and development	4,598	871	10,453	3,776
Selling, general and administrative	2,399	2,124	10,772	9,624
Merger	—	3,766	—	11,115

Total stock-based compensation	$6,987	$6,854	$22,293	$26,220

Selected ratios as a percentage of net revenue:
Research and development	30.1%	22.1%	26.6%	34.6%
Selling, general and administrative	57.4%	62.2%	68.9%	65.5%

(1) The consolidated and combined financial statements reflect the consolidated operations of Abraxis BioScience and its subsidiaries as an independent, publicly-traded company as of and subsequent to November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of Old Abraxis for periods prior to November 13, 2007. The consolidated and combined financial statements for periods prior to and including November 13, 2007 may not be indicative of our future performance and do not necessarily reflect what our consolidated and combined results of operations, financial position and cash flows would have been had we operated as an independent, publicly-traded company during the periods presented.

(2) As of the completion of the separation on November 13, 2007, we had 40.0 million common shares outstanding. The same number of shares is being used for both diluted earnings per share and basic earnings per share for all periods prior to the separation date. All potentially dilutive equity stock awards were excluded from the computation of diluted loss per common share for all periods as the effect on net loss per share was anti-dilutive.

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

Abraxis BioScience, Inc.

GAAP to Adjusted Net Income Per Share Reconciliation

(In thousands, except per share amounts)

Adjusted net income and adjusted net income per share are defined as net income and net income per share, respectively, in each case excluding the impact of merger-related costs, in-process research and development charges, non-cash stock compensation expense, amortization of acquired intangible assets, and Phoenix pre-launch costs. We believe that our presentation of non-GAAP financial measures provide useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financing planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. Reconciliation of net income and net income per share to adjusted net income and adjusted net income per share for each of the three and twelve months ended December 31, 2007 and 2006 is below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net loss	$(5,190)	$(4,961)	$(41,604)	$(124,551)
Merger related items
Intangible amortization	8,016	5,921	30,273	16,763
In-process research and development charge	—	—	—	83,447
Other merger related costs	—	2,310	—	10,249

Total merger related costs	8,016	8,230	30,273	110,460
Phoenix pre-launch costs	2,813	—	3,816	—
Stock compensation expense	5,799	4,204	17,477	16,071

Adjusted net income	$11,438	$7,474	$9,963	$1,980

Adjusted net income per share	$0.29	$0.19	$0.25	$0.05

Weighted-average common shares outstanding:
Basic and diluted	39,991	39,990	39,991	39,990

	Adjusted Net Income Per Share

Net loss per share	$(0.13)	$(0.12)	$(1.04)	$(3.11)
Merger related items
Intangible amortization	0.20	0.15	0.76	0.42
In-process research and development charge	—	—	—	2.09
Other merger related costs	—	0.06	—	0.26

Total merger related costs	0.20	0.21	0.76	2.76
Phoenix pre-launch costs	0.07	—	0.10	—
Stock compensation expense	0.15	0.11	0.44	0.40

Adjusted net income per share	$0.29	$0.19	$0.25	$0.05

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

Abraxis BioScience, Inc.

GAAP to Adjusted Pretax Net Income Reconciliation

(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net loss before income tax	$(1,412)	$(8,104)	$(49,556)	$(150,515)
Pretax merger related items
Intangible amortization	9,657	9,652	38,615	27,349
In-process research and development charge	—	—	—	83,447
Other merger related costs	—	3,765	—	16,722

Total pretax merger related costs	9,657	13,417	38,615	127,518
Phoenix pre-launch costs	3,389	—	4,868	—
Stock compensation expense	6,987	6,854	22,293	26,220

Adjusted net income before income tax	$18,621	$12,167	$16,220	$3,223

Abraxis BioScience, Inc.

2007 Fourth Quarter/Full Year Financial Results

Abraxis BioScience, Inc.

Consolidated and Combined Condensed Balance Sheets

(In thousands)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$705,125	$525
Accounts receivable, net of chargebacks	45,902	27,822
Inventories	73,677	80,121
Prepaid expenses and other current assets	18,572	7,142
Deferred income taxes	33,696	21,216

Total current assets	876,972	136,826
Property, plant and equipment, net	145,120	116,176
Investment in Drug Source Company, LLC	9,275	5,504
Intangible assets, net of accumulated amortization	205,211	243,383
Goodwill	241,361	241,361
Other non-current assets	24,296	21,533

Total assets	$1,502,255	$764,783

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$33,579	$24,079
Accrued liabilities	54,927	29,907
Related party payable	6,986	—
Income taxes payable	5,010	18,522
Deferred revenue	41,289	39,225

Total current liabilities	141,791	111,733

Deferred income taxes, non-current	32,396	29,000
Long-term portion of deferred revenue	121,138	158,135
Other non-current liabilities	9,543	6,894

Total liabilities	304,868	305,762
Stockholders’ equity
Common stock	40	—
Additional paid-in capital	1,192,461	—
Retained earnings	4,082	—
Accumulated other comprehensive income	804	856
Parent company investment	—	458,165

Total stockholders’ equity	1,197,387	459,021

Total liabilities and stockholders’ equity	$1,502,255	$764,783

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